Exhibit 23.2

Consent of Ryder Scott Company, L.P.

Ryder Scott Company, L.P. (“Ryder Scott”) consents to the references to our firm and our report dated March 1, 2019 (our “Report”) included in Ecopetrol S.A.’s annual report on Form 20-F for the year ended December 31, 2018 (the “Annual Report”), the inclusion of our Report as Exhibit 99.1 to the Annual Report and references to and information derived from our Report in the Annual Report, as well as to the incorporation by reference of the consent and our Report into Ecopetrol’s S.A.’s registration statement on Form F-3 filed with the United States Securities and Exchange Commission on June 1, 2018 (the “Registration Statement”). Ryder Scott further consents to the references to Ryder Scott as set forth in the Registration Statement under the heading “Experts”.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
April 4, 2019